Exhibit (23)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-68895 and 333-54848 of Vulcan Materials Company on Form S-3 of our reports dated January 31, 2001 (February 28, 2001 as to Note 14), appearing in and incorporated by reference in the Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of these Registration Statements.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Birmingham, Alabama
March 29, 2001